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                                                                  Exhibit (p)(4)


                           JURIKA & VOYLES FUND GROUP
                              JURIKA & VOYLES, L.P.

                  CODE OF ETHICS AND POLICY ON PERSONAL TRADING

                                Enacted June 1995
                            (version as of 3/20/2000)

I.      SCOPE AND SUMMARY

        (a) Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Investment Company Act"), requires every investment company, as well as every investment adviser to and principal underwriter of an investment company, to have a written code of ethics which specifically addresses trading practices by "access persons." The Rule also requires that reasonable diligence be used and procedures instituted to prevent violations of such codes of ethics.

        (b) The "Blue Ribbon Advisory Group on Personal Investing" in its report to the Investment Company Institute also articulated the following three general fiduciary principles which that Advisory Group believes should govern the personal investment activities of mutual fund advisory and distributor personnel:

                (i) the duty at all times to place the interests of shareholders first;

                (ii) the requirement that all personal securities transactions be conducted consistently with an established code of ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

                (iii) the fundamental standard that mutual fund advisory and distributor personnel should not take inappropriate advantage of their positions.

        (c) This Code of Ethics and Policy on Personal Trading ("Code of Ethics") is designed to satisfy the legal requirements and ethical principles applicable to Jurika & Voyles in its role as adviser to the Jurika & Voyles Fund Group and to other Clients. It is important that each individual to whom this Code of Ethics applies observes the ethical standards set forth in this Code of Ethics.

        (d) This Code of Ethics is not intended to cover all possible areas of potential liability under the Investment Company Act or under the federal securities laws in general. For example, other provisions of Section 17 of the Investment Company Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (e.g., combining to achieve a substantial position in a security, concerted market activity, or commingling of funds) between an investment company and an affiliated person.

        (e) In order to avoid duplicate personal trading rules and duplicate reporting obligations, this Code of Ethics is also intended to serve as the policy on personal trading for all employees of Jurika & Voyles, even those who have no involvement with a registered investment company. All


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employees of Jurika & Voyles are therefore defined as "Access Persons" for purposes of this Code of Ethics.

        (f) It is expected that Access Persons will be sensitive to all areas of potential conflict, even if this Code of Ethics does not address specifically an area of fiduciary responsibility.

        (g) Each shareholder, officer, director and employee of the administrator for a Fund (the "Administrator") and the distributor for a Fund (the "Distributor"), is required to comply with the reporting and other requirements of the Administrator's or Distributor's code of ethics, as applicable.

        (h) SUMMARY. Under this Code of Ethics, all Access Persons, except Independent Trustees who qualify for the exception in Section VI (a) and the Nvest Directors, are prohibited from:

                (i) purchasing or selling Securities without proper preclearance;

                (ii) purchasing or selling Securities on a day during which any Fund or separately managed account purchases or sells that same Security;

                (iii) purchasing or selling Securities within the prior 7 days and in the same direction as an Investment Action, or within 3 days after and in the opposite direction of an Investment Action; and,

                (iv) purchasing Securities as part of an initial public offering ("IPO") without the express prior approval of the Compliance Department.

II.     DEFINITIONS

        (a) "Access Person" means: (i) any director, trustee, officer, general partner or advisory person of a Fund; (ii) any director, officer, general partner or advisory person of Jurika & Voyles, L.P.; and (iii) any employee of Jurika & Voyles, L.P. An Access Person also includes any person who knows about recommendations made by Jurika & Voyles for a Fund or other Client. Members of the immediate family of an Access Person who live in the same household or receive substantial financial support from an Access Person are covered by this Code of Ethics to the same extent as the Access Person. This definition of Access Person is intended to include all directors, officers and employees of Jurika & Voyles regardless of their knowledge of Fund or Client portfolio activity.

        (b) A "Beneficial Owner" of a Security is any person who directly or indirectly has or shares voting power and/or the power to dispose of such Security (as further defined in the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, with the exception that the determination of direct or indirect Beneficial Ownership shall apply to all Securities which an Access Person has or acquires).

        (c) "Blackout Period" means that period within seven days prior to the commencement of an Investment Action, when Access Persons may not purchase
(sell) a Security to be purchased (sold) for a Fund or Client (i.e., purchase-purchase), and that period within three days after the end of an Investment Action, when Access Persons may not purchase (sell) a Security to be sold


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(purchased) for a Fund or Client (i.e., purchase-sale). Blackout Period shall also mean with respect to any Security the calendar day on which such Security is purchased or sold for any Fund or Client.

        (d) "Client" means any person or entity for whom Jurika & Voyles provides investment advisory services, but does not include proprietary accounts of Jurika & Voyles or of its Access Persons.

        (e) "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position, as further defined in Section 2(a)(9) of the Investment Company Act.

        (f) "Excepted Securities" include shares of registered open-end investment companies, direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

        (g) "Fund" means the Jurika & Voyles Fund Group or any series thereof.

        (h) "Independent Trustee" means a Trustee of a Fund who is not an Interested Person of that Fund.

        (i) "Interested Person" of a Fund means (i) a 5% or greater shareholder in that Fund; (ii) an officer, director, partner, employee or shareholder of Jurika & Voyles or First Fund Distributors, Inc., or the members of the immediate family of one of these people; (iii) an officer, director, partner, employee or 5% or greater shareholder of any registered broker/dealer;
(iv) any individual, or any partner or employee of any individual, who, at any time since the beginning of the last two fiscal years of a Fund, has acted as legal counsel for that Fund; or (v) any individual who has had a "material business or professional relationship" with the Funds, Jurika & Voyles, First Fund Distributors, or their principal executive officers.

        (j) "Investment Action" means a series of trades resulting from an investment recommendation made by Jurika & Voyles on behalf of numerous Clients within a given investment mandate. It is not intended to include transactions specific to a single account, such as those which result from the opening or closing of an account, additions to or withdrawals from an account or specific tax considerations.

        (k) "Purchase or sale of a Security" includes the writing of an option to purchase or sell a Security, but does not include the exercise of an option by the counterparty.

        (l) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act. This includes any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, investment contract, collateral-trust certificate, transferable share, certificate of deposit, put, call, straddle, privilege, option or warrant, except that it shall not include Excepted Securities or any note, draft or bill of exchange which has a maturity at the time of issuance not exceeding nine months.


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III.    PROHIBITED TRADING PRACTICES

        (a) GENERAL ANTI-FRAUD PROHIBITION. No Access Person shall knowingly purchase, sell or otherwise directly or indirectly acquire or dispose of any direct or indirect Beneficial Ownership interest in a Security if such action by such Access Person would defraud a Fund or Client, operate as a fraud or deceit upon a Fund or Client, or constitute a manipulative practice with respect to a Fund or Client. Indirect transactions through options and warrants are covered by this prohibition.

        (b) TRADES WITHOUT PRECLEARANCE. No Access Person shall purchase or sell any Security without proper preclearance. Trades by an Access Person must be completed on the same day that preclearance is granted. This period applies to all trades, even limit orders. Instruments representing an indirect interest in a Security, such as options and warrants, also must be precleared.

        As part of the preclearance process Access Persons are required to obtain the signature of a senior equity or fixed income trader, as appropriate. Preclearance will not be granted prior to 11:30 a.m. PST (2:30 p.m. EST), at any time when there are open orders in the same Security for a Fund or separately managed account, or on any day in which trades have been executed in the same Security for a Fund or separately managed account.

        Also as part of the preclearance process for equity Securities, Access Persons are required to determine the market capitalization of the company in question. For companies with market capitalizations of $1.5 billion or less, Access Persons are required to obtain the approval of the Small-Cap Portfolio Manager, Jon Hickman, signifying that there are no plans at that time to engage in an Investment Action in that Security within the firm's small-cap product.

        (c) TRADES WITHIN THE BLACKOUT PERIOD. No Access Person shall knowingly purchase (sell) any Security within seven calendar days prior to the date such Security is purchased (sold) by a Fund or Client as part of an Investment Action. This prohibition applies to same-direction trades.

        No Access Person shall knowingly purchase (sell) any Security within three days following the date such Security is sold (purchased) by a Fund or Client as part of an Investment Action. This prohibition applies to opposite-direction trades.

        (d) INITIAL PUBLIC OFFERINGS. No Access Person shall acquire any securities offered and sold as part of an IPO until after the public offering (at the prevailing market price) without the express prior approval of the Compliance Department.

        (e) PRIVATE PLACEMENTS. Purchases of private placements require the express prior approval of a Compliance Officer. If an Access Person holding a private placement plays a part in considering an investment in that issuer for a Fund or a Client, the Access Person must specifically disclose such holding to the Compliance Officer. The decision to purchase such securities for a Fund or Client should then be reviewed independently by an appropriate party.


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IV.     EXEMPTED TRANSACTIONS

        The prohibitions of Section III of this Code shall not apply to:

        (a) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control (e.g., a discretionary account managed by another Registered Investment Adviser);

        (b) purchases, sales or gifts which are non-volitional on the part of the Access Person;

        (c) purchases which are part of an automatic dividend reinvestment plan or a systematic or periodic purchase or sale program;

        (d) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

        (e) purchases and sales of instruments that are not Securities or are Excepted Securities (e.g., open-end mutual funds or U.S. government securities);

        (f) transactions by an Independent Trustee who qualifies for the exception in Section VI(a); and

        (g) transactions by G. Neal Ryland and Peter S. Voss, who are directors of Jurika & Voyles, Inc., the general partner of Jurika & Voyles, L.P., but who are not employees of Jurika & Voyles, L.P. (the "Nvest Directors").

V.      REPORTING

        (a) PERSONAL HOLDINGS DISCLOSURE. Upon commencement of employment, and thereafter on an annual basis, Access Persons, including Nvest Directors are required to disclose in writing the names and number of shares held of all personal Securities holdings to the Compliance Department. It is the Access Person's responsibility to disclose actual and apparent conflicts of interest in his or her recommendations to the Compliance Department as such conflicts arise.

        (b) PRECLEARANCE AUTHORIZATION FORMS. All Access Persons must submit a signed preclearance authorization form to the Compliance Department within 24 hours of executing a trade, for all Securities transactions that are required to be precleared. The only transactions for which such immediate reporting is not required are Exempted Transactions. Access Persons should keep a copy of all signed and completed preclearance forms for a period of at least 6 months.

        (c) MONTHLY REPORTING. All Access Persons are required to file reports listing all Securities transactions at least monthly. To fulfill this requirement Access Persons must request duplicate confirmations and statements be mailed to the Compliance Department.

        (d) NO TRANSACTIONS. For periods in which no reportable transactions were effected, the report shall consist of a representation that no transactions subject to the reporting requirements were


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effected during the relevant time period. This report may be submitted to the
Compliance Department on a quarterly basis.

        (e) CONTENTS AND TIMING OF REPORTS. Every report shall be made not later than 10 days after the end of each month or calendar quarter and shall contain the following information:

                (i) the date, the name of the Security, the number of shares, and the principal amount of each transaction;

                (ii) the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

                (iii)   the price at which the transaction was effected; and

                (iv) the broker, dealer, or bank through which the transaction was effected.

        (f) NO BENEFICIAL OWNERSHIP. Any report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect Beneficial Ownership in the security to which the report relates.

VI.     EXCEPTIONS TO REPORTING REQUIREMENTS

        (a) An Independent Trustee of the Jurika & Voyles Fund Group is not required to report transactions provided such Independent Trustee neither knew nor, in the ordinary course of fulfilling his or her official duties as Trustee, should have known, that during the 15-day period immediately preceding or after the date of the transaction by the Trustee, such security was purchased or sold by a Fund or was being considered for purchase or sale by a Fund by its investment adviser.

        Although an Independent Trustee is exempt from the reporting requirements of this Code of Ethics, such Trustee may nevertheless voluntarily file a report representing that he or she did not engage in any transactions which, to his or her knowledge, involved Securities that were being purchased or sold or considered for purchase by any Fund during the 15-day period preceding or after the date(s) of any transaction(s) by such Trustee. The failure to file such a report, however, shall not be considered a violation of this Code of Ethics.

        (b)     Access Persons are not required to report Exempted Transactions.

        (c)     Access Persons do not need to file multiple reports.

        (d) Shareholders, officers, directors and employees of the Administrator and the Distributor are exempt from the reporting and other requirements of this Code of Ethics, provided they are subject to the Codes of Ethics of those respective organizations.


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VII.    SERVICE AS A DIRECTOR

        Due to the potential conflicts of interest in this area, this Code of Ethics prohibits Access Persons from serving on the boards of publicly traded companies without the prior approval of the Jurika & Voyles Fund Group's Board of Trustees. This restriction does not apply to the Independent Trustees or the Nvest Directors. Additionally, this Code of Ethics prohibits such persons from offering investment advice to anyone or managing any person's portfolio on a discretionary basis, except on behalf of a Fund or other Client.

VIII.   GIFT POLICY

        As an investment advisor, Jurika & Voyles is often in a position to determine the broker-dealer with whom trade orders are placed and where hot issues are allocated. It is, therefore, important to avoid any actual or apparent conflicts of interest. Accordingly, Access Persons may not accept gifts totaling in excess of $100 in value during any calendar year from an employee or employees of any one issuer, broker-dealer, vendor, news source or financial information provider with whom Jurika & Voyles does business. Attendance at any sporting event, concert, dinner or other event paid for by any of these parties must be accompanied by the sponsor. If not being accompanied by the sponsor, the Access Person must obtain written approval from a Compliance Officer prior to accepting the gift.

        Access Persons may accept gifts from a Client in excess of $100 in value, as long as the gift is disclosed to the Compliance Department within thirty days of receipt. However, in an effort to maintain independence and objectivity, the Compliance Department strongly discourages this practice. Gifts under $100 need not be reported to the Compliance Department.

        Basic travel expenses, such as airfare, should be paid for by the Access Person or Jurika & Voyles, except in cases where a commercial airline is not available. Depending on the nature of the event, it may be appropriate for hotel costs and meals to be covered by the sponsor. Customary business-related entertainment provided by any of the above-mentioned parties is permitted, as long as it does not create the perception of a conflict of interest.

        No Access Person may compensate or give a gift in excess of $100 in value to any of the above-mentioned parties (including a Client) during any year, with the following exception: in a case where a family member or significant other is employed by any of the above-mentioned parties or any other party with whom a potential conflict may arise, the Compliance Department should be notified, and an exemption from the policy may be permitted regarding gifts to that family member.

IX.     IMPLEMENTATION

        (a) In order to implement this Code of Ethics, at least two Compliance Officers will always be designated for Jurika & Voyles and the Funds. Currently, these individuals are Glenn Voyles, Scott Jaggers and Sybil Hippolyte.

        (b) The Compliance Officers shall maintain separate lists of all Access Persons (including all Jurika & Voyles Fund Group Trustees), senior equity traders and senior fixed income traders, and update these lists with reasonable frequency. Currently, the senior equity traders are Anthony Ives and Harold Sawyer, and the senior fixed income traders are Kevin Perry, John Bell


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and Kenneth Carlson. The Compliance Officers shall identify all reporting Access
Persons on such list and shall take steps to ensure that all reporting Access Persons have submitted reports, confirmations and statements in a timely manner. The Compliance Officers may delegate the compilation of this information to appropriate persons. Failure to submit timely reports will be penalized according to the list of sanctions then in place.

        (c) The Compliance Officers shall circulate a copy of this Code of Ethics to each Access Person, together with an acknowledgment of receipt, which shall be signed and returned to the Compliance Officers by each Access Person at least once each year.

        (d) The Compliance Officers are charged with responsibility for ensuring that the preclearance and reporting requirements of this Code of Ethics are adhered to by all Access Persons. The Compliance Officers shall be responsible for ensuring that the Review requirements of this Code of Ethics are performed in a prompt manner.

X.      REVIEW

        (a) The Compliance Officers shall review all reports of personal Securities transactions and compare such reports with preclearance forms and with completed portfolio transactions for each Fund and other Clients to determine whether noncompliance with this Code of Ethics or other applicable trading procedures may have occurred.

        (b) No person shall review his or her own reports. Before making any determination that a non-compliant transaction may have been made by any person, the Compliance Officers shall give such person an opportunity to supply additional explanatory material. If a Securities transaction of a Compliance Officer or a senior trader is under consideration, an alternate shall act in all respects in the manner prescribed herein for the designated Compliance Officer or senior trader, as applicable.

        (c) If a Compliance Officer determines that noncompliance with this Code of Ethics has or may have occurred, he or she shall submit his or her determination, together with the transaction report and any additional explanatory material provided by the individual, to another Compliance Officer, who shall make an independent determination of whether a violation has occurred.

XI.     SANCTIONS

        (a) If a material violation of this Code of Ethics occurs or a preliminary determination is made that a violation may have occurred, a report of the alleged violation shall be made to the Sanctions Committee for further review. The Sanctions Committee will determine whether the alleged violation shall be deemed a material violation requiring a report to the Jurika & Voyles Executive Committee, the Board of Trustees of the Jurika & Voyles Fund Group and the Audit Committee of Jurika & Voyles, Inc.

        (b) The Jurika & Voyles Executive Committee or the Sanctions Committee may impose such sanctions as they deem appropriate, generally according to the attached Exhibit A.


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                                    EXHIBIT A

                 SANCTIONS IMPOSED FOR CODE OF ETHICS VIOLATIONS

The Code of Ethics provides that sanctions may be imposed as deemed appropriate. Effective immediately, the following sanctions will apply:

FAILURE TO OBTAIN PRECLEARANCE

-       The 1st violation in a twelve month period will result in a warning.

-       The 2nd violation will result in a trading prohibition of up to 30 days.

- The 3rd violation will result in a trading prohibition of up to 180 days.

In addition, the Sanctions Committee may require an employee to unwind or reverse any trade that has not received proper preclearance.

Employees with more than 3 violations in any twelve month period may be subject to a formal reprimand, a permanent trading prohibition or dismissal.

VIOLATION OF A BLACKOUT PERIOD

- When feasible, trades in violation will be broken or reallocated to clients.

- Trades in violation which cannot be reasonably broken or reallocated will result in a 60-day prohibition against opposite-way trades in the same or any related Security. In addition, any favorable price differential between the trade in violation and client trades will be donated by the employee to charity.

In addition, the Sanctions Committee may require an employee to unwind or reverse any trade in violation of a blackout period.

LATE REPORTING

(i.e., failure to make timely monthly or quarterly reports or failure to timely submit signed preclearance forms to the Compliance Department)

The 1st violation in any 12-month period will result in a warning. If the Access Person is an employee of Jurika & Voyles, subsequent violations may become a permanent entry in his/her personnel file and the Access Person may be subject to a trading prohibition as described above.


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                                    EXHIBIT B

         SUMMARY FOR INDEPENDENT TRUSTEES OF JURIKA & VOYLES FUND GROUP

                                 (as of 8/4/99)

Jurika & Voyles has enacted a Code of Ethics and Policy on Personal Trading to monitor the trading practices of Access Persons of both the Jurika & Voyles Fund Group (the "Fund Group") and its investment adviser. Independent Trustees are generally exempted from both the trading prohibitions and the reporting requirements of this Code of Ethics.

WHO IS AN INDEPENDENT TRUSTEE?

An "Independent Trustee" is a Trustee of the Fund Group who is not an Interested Person. An "Interested Person" can be any one of the following:

|X|     a 5% or greater shareholder in a Jurika & Voyles Fund;

|X| any officer, director, partner, employee or shareholder of Jurika & Voyles or First Fund Distributors, Inc., or a member of the immediate family of one of these people;

|X| any officer, director, partner, employee or 5% or greater shareholder of any registered broker/dealer;

|X| any individual, or partner or employee of any individual, who has acted as legal counsel for the Fund Group at any time during its last two fiscal years;

|X| any individual who has had a "material business or professional relationship" with the Fund Group, Jurika & Voyles, First Fund Distributors or their principal executive officers.

EXEMPTIONS FOR INDEPENDENT TRUSTEES

Trading:
None of the trading prohibitions of the Code of Ethics shall apply to transactions by an Independent Trustee.

Reporting:
There are no reporting requirements for Independent Trustees so long as:

(a) The Independent Trustee had no knowledge of any purchases or sales of a security by a Jurika & Voyles Fund within 15 days of the Trustee's transaction; or

(b) The Independent Trustee had no knowledge that a security was being considered for purchase or sale by a Jurika & Voyles Fund.

Service as a Director:
Independent Trustees are not restricted from serving on boards of publicly traded companies and need not seek prior approval of the Fund Group Board of Trustees to do so.


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